Exhibit 99.1

SeaSpine Announces Preliminary Results for Fourth Quarter and Full-Year 2016

CARLSBAD, CA. (January 9, 2017) - SeaSpine Holdings Corporation (NASDAQ: SPNE), a global medical technology company focused on surgical solutions for the treatment of spinal disorders, announced today preliminary financial results for the fourth quarter and full year 2016.

Preliminary and unaudited revenue for fourth quarter 2016 is expected to be in the range of $32.5 to $32.7 million, a decrease of approximately 6% compared to the prior year period. Based on this preliminary estimate, spinal hardware revenue is expected to be approximately $15.9 million and orthobiologics revenue is expected to be approximately $16.7 million. Compared to the fourth quarter of 2015, total U.S. revenue is expected to decrease approximately 4%, to approximately $29.9 million, with both spinal hardware and orthobiologics revenue expected to decrease approximately 4%.

Preliminary and unaudited full year 2016 revenue is expected to be in the range of $128.8 to $129.0 million. Cash and cash equivalents at December 31, 2016 are expected to be approximately $14.6 million and outstanding borrowings under the credit facility are expected to be approximately $3.8 million.

“During the quarter, we executed on several critical objectives to drive future revenue growth, while exercising solid expense control and cash management. We added several new distributors, continued our focus on surgeon education, and initiated the alpha launches of our Shoreline and Mariner systems, positioning the company well for accelerating sales momentum in 2017,” said Keith Valentine, President and Chief Executive Officer of SeaSpine. “In the year ahead, we plan to further broaden our relationships with high quality distributors, expand our launch of key alpha systems and continue the surgeon-centric product development and innovation that will drive business and improve patient lives.”

The Company expects to issue full-year 2017 revenue and other relevant financial guidance with the release of its final fourth quarter and year-ending 2016 financial results in March.

About SeaSpine
SeaSpine is a global medical technology company focused on the design, development and commercialization of surgical solutions for the treatment of patients suffering from spinal disorders. SeaSpine has a comprehensive portfolio of orthobiologics and spinal fusion hardware solutions to meet the varying combinations of products that neurosurgeons and orthopedic spine surgeons need to perform fusion procedures on the lumbar, thoracic and cervical spine. SeaSpine’s orthobiologics products consist of a broad range of advanced and traditional bone graft substitutes and cellular grafts that are designed to improve bone fusion rates following a wide range of orthopedic surgeries, including spine, hip, and extremities procedures. SeaSpine’s spinal fusion hardware portfolio consists of an extensive line of products to facilitate spinal fusion in minimally invasive surgery (MIS), complex spine, deformity and degenerative procedures. Expertise in both orthobiologic sciences and spinal fusion hardware product development allows SeaSpine to offer our surgeon customers a differentiated portfolio and a complete solution to meet their fusion requirements. SeaSpine currently markets its products in the United States and in over 30 countries worldwide.

Forward-Looking Statements
SeaSpine cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that are based on the Company’s current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements relating to the Company’s ability to broaden relationships with distributors, expand the launch of the Shoreline and Mariner systems and continue activities that will drive revenue growth. In addition, this release contains preliminary financial results for the fourth quarter and full year 2016. Preliminary results for 2016 are provided prior to completion of all internal and external review and audit procedures and therefore are subject to adjustment. Among the factors that could cause or contribute to material differences between the Company’s actual results and the expectations indicated by the forward-looking statements are risks and uncertainties that include, but are not limited to: surgeons’ willingness to continue to use the Company’s existing products and to adopt its newly launched products; the ability of newly launched products to perform as designed and to meet clinical needs when implanted in patients; the lack of clinical validation of products in “alpha release” and the fact they may require substantial additional development activities, which could introduce unexpected expense and delay; the Company’s ability to continually develop innovative new and next generation products and product line extensions that satisfy surgeon and patient needs; delays in new and full product launches, including as a result of difficulties in obtaining regulatory clearance; the Company’s ability to attract new, high-quality distributors, whether as a result of inability to reach agreement on financial and other contractual terms or otherwise, disruption to the Company’s existing distribution network as new distributors are added and the ability of new distributors to generate growth or offset disruption to existing distributors; continued pricing pressure, whether as a result of consolidation in hospital systems, competitors or others, as well as exclusion from major healthcare systems, whether as a result of unwillingness to provide required pricing or otherwise; the Company’s ability to invest adequately in the commercialization of its products, and the risk of excess inventory in the event demand for new products is less than the Company’s expectations; the risk of supply shortages, including as a result of the Company’s dependence on a limited number of third-party suppliers for components and raw materials, or otherwise; the Company’s ability to sustain current operations and to continue to invest in product development, sales and marketing initiatives at levels sufficient to drive future revenue growth in light of recent cost-reduction initiatives; unexpected expense, including as a result of developing and launching new and next generation products and product line extensions; the risk that the Company’s products do not demonstrate adequate safety or efficacy, independently or relative to competitive products, to support expected levels of demand or pricing, including in ongoing and future studies, the outcomes of which inherently are uncertain; the Company’s ability to obtain funding on a timely basis on acceptable terms, or at all, to execute its business strategy; general economic and business conditions in the markets in which the Company does business, both in the U.S. and abroad; and other risks and uncertainties more fully described in the Company’s news releases and periodic filings with the Securities and Exchange Commission. The Company’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. SeaSpine does not intend to revise or update any forward-looking statement set forth in this news release to reflect events or circumstances arising after the date hereof, except as may be required by law.

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Investor Relations Contact
Lynn Pieper
(415) 513-1281
ir@seaspine.com